UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
 Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): February 7, 2023
  LAM RESEARCH CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-12933	94-2634797
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
4650 Cushing Parkway
Fremont, California 94538
(Address of principal executive offices including zip code)
(510) 572-0200
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, Par Value $0.001 Per Share	LRCX	The Nasdaq Stock Market
(Nasdaq Global Select Market)
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company      ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.                      ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(d) Election of Directors
On February 7, 2023, the Board of Directors (the “Board”) of Lam Research Corporation (the “Company”), pursuant to applicable provisions of the Company’s Amended and Restated Bylaws, appointed Ho Kyu Kang, age 61, as director of the Company, effective immediately. Dr. Kang’s appointment increased the size of the board to ten members.
Dr. Kang has served as the Chair Professor in the Department of Systems Semiconductor Engineering at Yonsei University since March 2021. Prior to his current position, Dr. Kang served as Executive Vice President and Head of Research at the Semiconductor R&D Center of Samsung Electronics Co., Ltd., (“Samsung”), a manufacturer of consumer electronics, information technology and mobile communications products, and semiconductor devices, from 2017 to 2021. Before that, he served as Executive Vice President and leader of process development at the Semiconductor R&D Center from 2015 to 2017, as Senior Vice President and team leader from 2010 to 2015, and as Vice President responsible for the system large-scale integration process architecture team and advanced technology development from 2003 to 2010. Dr Kang joined Samsung as a research and development engineer in 1985. He is the author or co-author of numerous international papers.
Dr. Kang previously served as a member of the board of directors of the Semiconductor Research Corporation (SRC), a U.S.-based, non-profit, multinational research and development consortium, from 2017 to 2020, and as a member of the board of directors of SEMATECH, a U.S.-based, non-profit, multinational research and development consortium, from 2010 to 2015.
Dr. Kang earned a Ph.D. in material science and engineering from Stanford University, a M.S. degree in material science and engineering from Korea Advanced Institute of Science and Technology (KAIST), and a B.S. degree in metallurgical engineering from Hanyang University.
There are no arrangements or understandings between Dr. Kang and any other persons pursuant to which Dr. Kang was named director of the Company. Dr. Kang does not have any family relationship with any of the Company’s directors or executive officers or any persons nominated or chosen by the Company to be a director or executive officer. Dr. Kang does not have a direct or indirect material interest in any transaction or proposed transaction required to be reported under Section 404(a) of Regulation S-K or Item 5.02(d) of Form 8-K.
Dr. Kang will receive compensation for his service as a director consistent with the Company’s current policies for compensation of non-employee directors.
In accordance with the Company’s customary practice, the Company is entering into its standard form of indemnification agreement with Dr. Kang, which will require the Company to indemnify him against certain liabilities that may arise as a result of his status or service as a director. The description of the indemnification agreement with Dr. Kang is qualified in its entirety by the full text of the form of indemnification agreement, which is attached to the Company’s Quarterly Report on Form 10-Q dated April 24, 2017 as Exhibit 10.1.
On February 9, 2023, the Company issued a press release announcing Dr. Kang’s appointment. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.
(e) Compensatory Arrangements of Certain Officers
On February 7, 2023, the Compensation and Human Resources Committee (the “Committee) of the Board amended and restated the 2004 Executive Incentive Plan (as amended and restated, the “Plan”) under which executive officers and senior management of the Company may receive performance-based incentive compensation in the form of cash payments or stock awards. The Plan is effective as of February 7, 2023. The Plan was amended to (i) clarify that awards granted under the Plan are subject to the Company’s clawback policy, (ii) remove certain provisions that were related to compliance with the performance-based compensation exception under Section 162(m) of the Internal Revenue Code of 1986, as amended, reflecting the repeal of that exception under the Tax Cuts and Jobs Act of 2017, and (iii) make certain other administrative changes.
The preceding summary of the Plan is qualified in its entirety by reference to the full text of such Plan, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits
(d) Exhibits

10.1	2004 Executive Incentive Plan, as Amended and Restated
99.1	Press Release dated February 9, 2023
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	February 9, 2023		LAM RESEARCH CORPORATION
(Registrant)
		By:	/s/ Ava M. Hahn
Ava M. Hahn
Senior Vice President, Chief Legal Officer